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                                                                     EXHIBIT III
                                PROMISSORY NOTE

                                                                    June 9, 1998


  FOR VALUE RECEIVED, VDC CORPORATION LTD., a Bermuda corporation (the "Maker"), promises to pay to the order of PORTACOM WIRELESS, a Delaware corporation (the "Payee") the amount set forth below in accordance with the terms hereof.

  This Note is the Deferred Purchase Price Note referred to in the Asset Purchase Agreement, dated March 23, 1998, between Maker and Payee, as amended (the "Purchase Agreement") and the Memorandum of Understanding, dated as of June 9, 1998, among Maker, Payee and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. (the "MOU"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Purchase Agreement. The original principal amount due hereunder shall be that amount calculated in accordance with the following formula (the "Formula"), as set forth in Section 3.5 of the Purchase Agreement:

          MAC Market Price   -  VDC Market Price  x $5,000,000
          ----------------      ----------------
          MAC Base Price   VDC Base Price

  The entire principal amount outstanding under this Note shall be payable in either lawful money of the United States or, at Maker's sole option, shares of common stock of Maker as set forth in Section 3.5(b) of the Purchase Agreement, at Payee's principal offices at 10061 Talbert Avenue, Suite 200, Fountain Valley, California 92708 or at such other place or places as Payee shall designate, on September 4, 1999, provided, however, that Maker shall not be obligated to pay any amount due hereunder and this Note shall be deemed null and void in the event that either (1) on June 8, 1999, Metromedia China Corporation is not a publicly traded company whose shares are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or (2) the amount calculated in accordance with the Formula is a negative number.

  Maker is obligated to make the payments on the above specified due date in accordance with the terms of this Note and the Purchase Agreement without defalcation or setoff and without notice or demand, and the failure to receive any notice or demand from Payee shall not be a defense to, or excuse for, the failure to make such payment on the due date.

  Maker shall be in default hereunder upon the occurrence of any of the following events (an "Event of Default"): (i) the failure to make payment when due; or (ii) the failure of Maker to observe or perform or cause to be observed or performed any agreement, condition or obligation on Maker's part to be performed hereunder.

  Upon the occurrence of any Event of Default, the entire amount outstanding under this Note shall, at the option of Payee, become immediately due and payable without presentment,
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demand or further action of any kind, and one or more executions may forthwith issue on any judgment or judgments obtained by virtue of any provision of this Note or otherwise obtained.

  The rights and remedies provided herein shall be cumulative and concurrent and shall not be exclusive of any right or remedy provided by law, in equity or otherwise. Said rights and remedies may, at the sole discretion of Payee, be pursued singly, successively or together as often as occasion therefor shall arise, against Maker. No failure on the part of Payee to exercise any of such rights or remedies shall be deemed a waiver of any such rights or remedies or of any Event of Default hereunder.

  The granting, with or without notice, of any extension or extensions of time for payment of any sum or sums due hereunder, or for the performance of any covenant, provision, condition or agreement contained herein or therein, or the granting of any other indulgence, or the taking or releasing or subordinating of any security for the indebtedness evidenced hereby, or any other modification or amendment of this Note will in no way release or discharge the liability of Maker whether or not granted or done with the knowledge or consent of Maker.

  Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder, at law or in equity, unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

  In the event any portion of this Note shall be declared by any court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severable from this Note, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid or unenforceable portion was never part of this Note.

  The obligations of Maker hereunder shall be binding on the heirs, representatives, successors and assigns of Maker and the benefits of this Note shall inure to Payee, and its heirs, representatives, successors and assigns and to any holder of this Note.

  The outstanding balance due under this Note may be prepaid, in the aggregate during the term of this Note, in whole or in part, without penalty or premium. No partial prepayment shall postpone or interrupt payment of the remaining balance, which shall continue to be due and payable at the time and in the manner set forth above.

  All notices and other communications required or given under this Note shall be in writing and shall be sent by U.S. certified mail, return receipt requested, or by a nationally recognized overnight courier service, addressed to Payee or to Maker at their respective addresses as set forth in the Purchase Agreement.

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  This Note, and all issues arising hereunder, shall be governed by and construed according to the laws of the State of Delaware.

  IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Promissory Note to be duly executed as of the 9th day of June, 1998.


                                     VDC CORPORATION LTD.


                                     By:  /s/ Frederick A. Moran
                                          ----------------------------
                                          Frederick A. Moran,
                                          Chief Executive Officer

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